EXHIBIT 4.06

EXECUTION FINAL

SWANK, INC.
90 Park Avenue
New York, New York 10016

As of April 2, 2004

CONGRESS FINANCIAL CORPORATION
(NEW ENGLAND)
One Post Office Square
Suite 3600
Boston, Massachusetts 02109
Attention:      Mr. John Husson,
                      Senior Vice President

Re: Third Forbearance Agreement Extension

Gentlemen:

       Congress Financial Corporation (New England) ("Congress") and Swank, Inc. ("Borrower") have previously entered into and executed that certain Letter re: Forbearance Agreement, dated February 4, 2004 (the "Forbearance Agreement"). Capitalized terms which are not otherwise defined herein shall have the respective meanings set forth in the Forbearance Agreement when used herein.

       At Borrower's request, Congress previously extended the Forbearance Period termination date from March 19, 2004 to April 2, 2004, pursuant to a letter re: Second Forbearance Agreement Extension, dated as of March 19, 2004, executed between Congress and Borrower. Borrower has requested that Congress further extend the Forbearance Period for an additional forty-five (45) days, and Congress is willing to agree to the foregoing, on and subject to the terms and conditions contained in this letter agreement (this "Agreement").

       In consideration of the premises and the agreements set forth herein, the parties hereto hereby agree as follows:

       1.     Forbearance Extension. Each reference to "April 2, 2004" contained in Section 4(a) of the Forbearance Agreement is hereby deleted and "May 17, 2004" is hereby substituted in lieu thereof.

       2.     Availability Reserves. In view of the continuance of the Existing Defaults and Congress' continued forbearance with respect thereto pursuant to this Agreement, Congress has advised Borrower that Congress shall establish a Reserve with respect to the amount of Loans and Letter of Credit Accommodations available to Borrower under the Loan Agreement in the following respective amounts on each of the following dates:

Date	Reserve Amount
April 9, 2004	$50,000
April 16, 2004	$50,000
April 23, 2004	$75,000
April 30, 2004	$100,000
May 7, 2004	$100,000
May 14, 2004	$125,000

       The foregoing Reserves (a) shall be established in addition to, and not in limitation of, any other Reserves now or hereafter established by Congress in accordance with the Loan Agreement and (b) shall not limit, impair or otherwise affect the reductions in the advance rate percentage applicable to Eligible Inventory consisting of finished goods previously effected by Congress.

       3.     Forbearance Extension Fee. In consideration of Congress' agreement to extend the Forbearance Period on the terms and conditions set forth herein, and to continue forbearing with respect to the Existing Defaults during the Forbearance Period, as so extended, and for other good and valuable consideration, the receipt of which is hereby acknowledged by Borrower, Borrower agrees to pay to Congress a fee in the amount of $40,000, which fee is earned in full and payable on the date hereof and may, at Congress' option, be charged to any account of Borrower maintained by Congress.

       4.     Effect of this Agreement. Except as modified pursuant hereto, no other changes or modifications to the Forbearance Agreement are intended or implied and in all other respects the Forbearance Agreement is hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. Without limiting the generality of the foregoing, Borrower hereby acknowledges and confirms its covenants and agreements set forth in Section 5 of the Forbearance Agreement with respect to the continued retention of the Financial Consultant. Nothing contained herein shall be deemed to waive the Existing Defaults or, if applicable, any Permitted Defaults or limit, waive or impair any of Congress' rights and remedies with respect thereto (subject to the terms of the Forbearance Agreement). To the extent of any conflict between the terms of this Agreement and the Forbearance Agreement, the terms of this Agreement shall control. The Forbearance Agreement and this Agreement shall be read and construed as one agreement.

       5.     Governing Law. The validity, interpretation and enforcement of this Agreement in any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise shall be governed by the internal laws of the Commonwealth of Massachusetts (without giving effect to principles of conflicts of law).

       6.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

       7.     Counterparts. This Agreement may be executed in any number of counterparts, but all of such counterparts when executed shall together constitute one and the same Agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

SWANK, INC.

By:	/s/ Jerold R. Kassner

Title:	Senior Vice President

AGREED TO:

CONGRESS FINANCIAL CORPORATION
(NEW ENGLAND)

By:	/s/ Adam D. Salter

Title:	A.V.P